UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under § 240.14a-12

ETHAN ALLEN INTERIORS INC.
(Name of Registrant as Specified In Its Charter)

DGB Investment, Inc.

Douglas Bergeron Qualified Personal Residence Trust

Bergeron Nieces and Nephews Trust

DOUGLAS G. BERGERON

Anna Brockway

Kristine E. Miller

Stephen Oblak

Stefanie Tsen Ward

Jennifer m. harrison

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

DGB Investment, Inc. (“DGB Investment”), Douglas G. Bergeron and the other participants named herein (collectively, “DGB”) have filed a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly qualified director nominees at the 2026 annual meeting of stockholders of Ethan Allen Interiors Inc., a Delaware corporation (the “Company”).

Item 1: On September 4, 2026, DGB Investment issued the following press release:

Doug Bergeron Files Preliminary Proxy Statement for Ethan Allen’s 2026 Annual Meeting

Details Company’s Prolonged Underperformance, Absent Digital Strategy, and Execution and Governance Failures Under Entrenched Leadership of Chairman and CEO Farooq Kathwari

Emphasizes Strength of Mr. Bergeron’s Director Candidates, Who Possess the Skillsets and Experiences Needed to Restore Growth and Revitalization at Ethan Allen

PARK CITY, Utah--(BUSINESS WIRE)--Doug Bergeron, a significant shareholder of Ethan Allen Interiors Inc. ("Ethan Allen" or the "Company") (NYSE: ETD) with beneficial ownership, collectively with his affiliates and associates, of 5.2% of Ethan Allen’s outstanding common stock, today filed a preliminary proxy statement with the U.S. Securities and Exchange Commission in connection with his nomination of five highly qualified and experienced candidates for election to Ethan Allen's Board of Directors (the “Board”) at the Company's 2026 Annual Meeting of Stockholders.

In the preliminary proxy statement, Mr. Bergeron describes:

•	Ethan Allen’s declining revenue, lost market share, languishing share price performance and diminished investor confidence under the leadership of its Chairman, President and CEO, Farooq Kathwari;
•	A Board that has failed to hold management accountable or oversee the strategic and leadership changes the Company urgently needs; and
•	Why his alternative slate of director candidates, including Mr. Bergeron, Anna Brockway, Kristine Miller, Steve Oblak and Stefanie Tsen Ward, are best positioned to restore growth and shareholder value.

Mr. Bergeron commented, “Ethan Allen is an iconic American business with a strong brand and product portfolio, yet the Company has significantly underperformed its luxury peers and the broader market for nearly two decades. While it would be easy to attribute this underperformance to structural industry challenges or cyclical headwinds, we believe a series of strategic missteps, ineffective execution and weak governance practices under the current Board and its long-tenured Chairman, President and CEO, Farooq Kathwari, are to blame.

“With revenue cut nearly in half since 2006, the Company’s substantial fixed cost infrastructure will soon become untenable – eroding margins and leading to reduced, and eventually, no, profitability. This downward spiral will only accelerate if the Board continues to rashly issue special dividends that deplete the Company’s excess cash rather than investing these funds behind business reinvention, including the digital tools and omnichannel capabilities that furniture retailers need to compete in today’s day and age. Without a new, brand-focused strategy, disciplined capital allocation and materially improved execution across digital marketing and retail, Ethan Allen will continue to shrink, and shareholders will pay the price.

“I invested significant personal capital because I believe, with the right Board, this Company can deliver profitable growth and long-term shareholder value. The nominees we have put forth are proven operators who know how to build modern, omnichannel retail businesses and hold leadership accountable when results do not follow the rhetoric. We look forward to engaging with our fellow shareholders in the coming weeks and are committed to earning your vote for the change this Company desperately needs."

The preliminary proxy statement is available free of charge on the SEC's website at www.sec.gov.

For more information on Mr. Bergeron’s campaign, including the case for change and nominee biographies, shareholders are encouraged to visit www.EthanAllenGrowth.com.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

DGB Investment, Inc. (“DGB Investment”) and Douglas G. Bergeron, together with the other participants named herein, have filed a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of DGB Investment’s slate of highly qualified director candidates and the other proposals to be presented at the 2026 annual meeting of stockholders of Ethan Allen Interiors Inc., a Delaware corporation (“ETD” or the “Company”).

THE PARTICIPANTS STRONGLY ADVISE ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING A PROXY CARD, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTPS://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the solicitation are expected to be DGB Investment, Douglas Bergeron Qualified Personal Residence Trust (the “Residence Trust”), Bergeron Nieces and Nephews Trust (the “Nieces and Nephews Trust”), Douglas G. Bergeron, Jennifer M. Harrison, Anna Brockway, Kristine E. Miller, Stephen Oblak and Stefanie Tsen Ward.

As of the date hereof, DGB Investment directly beneficially owns 1,050,000 shares of the Company’s Common Stock, $0.01 par value per share (the “Common Stock”). As of the date hereof, the Residence Trust directly beneficially owns 90,000 shares of Common Stock. As of the date hereof, the Nieces and Nephews Trust directly beneficially owns 135,000 shares of Common Stock. Mr. Bergeron, as President and sole stockholder of DGB Investment and as trust advisor for each of the Residence Trust and the Nieces and Nephews Trust, may be deemed to beneficially own the 1,275,000 shares of Common Stock directly beneficially owned in the aggregate by DGB Investment, the Residence Trust and the Nieces and Nephews Trust. As of the date hereof, Ms. Harrison directly beneficially owns 25,000 shares of Common Stock. As of the date hereof, Mses. Brockway, Miller and Ward and Mr. Oblak do not beneficially own any shares of Common Stock.

Contacts

Media Contact:

DGB@gasthalter.com

Investor Contact:

Bruce Goldfarb / Chuck Garske

Okapi Partners

(877) 285-5990

info@okapipartners.com

Item 2: Also on September 4, 2026, DGB Investment posted the following material to www.EthanAllenGrowth.com: